DATED

June 21, 2012

DEED OF

SHAREHOLDERS AGREEMENT

relating to

LUCID MARKETS TRADING LIMITED

by and among

DIERK REUTER

MATTHEW WILHELM

FXCM UK MERGER LIMITED

FXCM HOLDINGS, LLC

and

LUCID MARKETS TRADING LIMITED

CONTENTS

1.	Definitions and interpretation	1
2.	Business	5
3.	Board	7
4.	Preparation of Profit Share account and profit share monthly payment	8
5.	Further financing	10
6.	Transfers of Shares	10
7.	Term	10
8.	Relationship with articles	11
9.	Announcements	11
10.	Assignment	11
11.	Further Assurance	11
12.	Entire Agreement	11
13.	Service of Notices	12
14.	Variation	13
15.	Waiver	13
16.	Severability	13
17.	Counterparts	14
18.	General	14
19.	Costs and Expenses	14
20.	Third Party Rights	14
21.	Governing Law and Arbitration	14

i

THIS DEED OF SHAREHOLDERS AGREEMENT (this "Agreement") is made on June 21, 2012

AMONG:

(1)	Dierk Reuter whose principal place of business is 30 Crown Place, London EC4A 2EB, United Kingdom (the "A Shareholder");

(2)	Matthew Wilhelm whose principal place of business is 30 Crown Place, London EC4A 2EB, United Kingdom (the "B Shareholder" and together with the A Shareholder, the "Minority Shareholders");

(3)	FXCM UK MERGER LIMITED, a company incorporated in England and Wales (company registration number 8098397 having its registered office at the Northern and Shell Building, 10 Lower Thames Street, Eighth Floor, London EC3R 6AD (the "Majority Shareholder" and together with the Minority Shareholders, the "Shareholders");

(4)	FXCM Holdings LLC, a Delaware limited liability company whose registered office is at 55 Water Street, New York, New York, 10041, United States of America (the "Guarantor" and together with the Majority Shareholder, the "FXCM Parties"); and

(5)	Lucid Markets Trading Limited, a company incorporated in England and Wales (company registration number 07885285) and whose registered office is at 35 Ballards Lane, London, N3 1XW (the "Company").

WHEREAS:

(A)	Pursuant to an agreement relating to the sale and purchase of the whole of the issued share capital of the Company (the "Share Purchase Agreement") entered into on 21 June 2012 among, inter alia, the Parties, the Majority Shareholder agreed to acquire from the Minority Shareholders and the Minority Shareholders agreed to sell to the Majority Shareholder, 1,002 Ordinary-C shares in the issued share capital of the Company, and the Parties agreed to enter into this Agreement upon completion of the Share Purchase Agreement.

(B)	Following the completion of such sale and transfer, the Majority Shareholder will be the holder of 1,002 Ordinary-C shares in the issued share capital of the Company, the A Shareholder will be the holder of 499 Ordinary-A shares in the issued share capital of the Company and the B Shareholder will be the holder of 499 Ordinary-B shares in the issued share capital of the Company.

(C)	The Parties have agreed to enter into this Agreement for the purposes of, inter alia, regulating their relationship as shareholders in the Company and the future conduct of the Business.

NOW THIS DEED WITNESSES as follows:

1.	Definitions and interpretation

1.1	Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Share Purchase Agreement. For all purposes under this Agreement:

"A Reserve" means the A designated reserve as defined in the Company's articles of association;

"Acquisition Date" means 5.00pm New York City Time on 18 June 2012;

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"Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, through the ownership of voting securities, by contract, as trustee, executor or otherwise;

"B Reserve" means the B designated reserve as defined in the Company's articles of association;

"Board" means the board of Directors of the Company as constituted from time to time;

"Buy-Out Notice" shall have the meaning given to that term in the Share Purchase Agreement;

"C Reserve" means the C designated reserve as defined in the Company's articles of association;

"Company" has the meaning given to that term in the Preamble;

“Contribution Deed” means a deed in agreed form in favour of the Minority Shareholders and the Company pursuant to which an Ordinary Member undertakes inter alia to contribute towards a proportion of the liabilities of the Minority Shareholders under the Share Purchase Agreement in consideration for a proportionate receipt of notes and shares issued pursuant to the Share Purchase Agreement;

"Director" means a director of the Company and "Directors" shall be construed accordingly;

"Encumbrance" means any encumbrance, mortgage, charge, assignment, pledge, lien, option, right of pre-emption, right of first refusal, right of set-off, retention of title or hypothecation howsoever arising, or any interest or equity of any person which has the effect of granting a security interest of any kind whatsoever, and any agreement, whether conditional or otherwise, to create any of the foregoing;

"Existing FXCM Business" means any business activities carried on by the FXCM Group on or prior to the Completion Date including any existing contracts;

"Existing Lucid Business" means the business carried on by the Company directly or indirectly through its subsidiaries and affiliates on or prior to the Completion Date, being of (i) making markets and proprietary trading of foreign exchange in the spot market and various futures contracts on electronic crossing networks and exchanges, (ii) making markets and proprietary trading with counterparties and professionals, in each case, including any existing contracts relating to (i) and (ii);

"Extended Lucid Business" means any business carried on by Lucid Markets LLP (or the Company, prior to the contribution of such business to Lucid Markets LLP) directly or indirectly through its subsidiaries and affiliates, relating to the Existing Lucid Business excluding any business which sources trades from the retail or professional trading platforms of the Guarantor or any of its Affiliates (other than the Company or Lucid Markets LLP) or sources capital or other funds from the clients of the Guarantor or any of its Affiliates (other than the Company or Lucid Markets LLP). Examples of Extended Lucid Business include making markets and proprietary trading of bonds, commodities, equities, futures, swaps or options on ECNs, Exchanges, Swap Execution Facilities (SEF), Multilateral Trading Facility (MTF) and Alternative Trading Systems (ATS);

"FXCM Group" means FXCM Inc. and its Affiliates;

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"Group Company" shall mean each of the Company and any of its affiliates and subsidiaries;

"LM Profit Shared Business" means the Existing Lucid Business, the Extended Lucid Business and any New Business but excluding the Existing FXCM Business;

"Lucid Markets LLP" means Lucid Markets LLP, as defined in the Share Purchase Agreement, being registered in England and Wales with partnership no. OC376175;

"Lucid P/L BD" means, in relation to any period for which a Profit Share Account is prepared, the Profits/Losses Before Distributions of the Company or, following the Post-Closing Hive Down, Lucid Markets LLP resulting from its activities in respect of Existing Lucid Business and Extended Lucid Business during that period;

"Majority Shareholder" has the meaning given to that term in the Preamble;

"Membership Agreement" means the membership agreement among the Company, Lucid Markets LLP and the Ordinary Members (as defined in the Share Purchase Agreement) that are members of Lucid Markets LLP from time to time, substantially in the form attached hereto as Exhibit A;

"Minority Shareholder" has the meaning given to that term in the Preamble;

"New Business P/L BD" means, in relation to any period for which a Profit Share Account is prepared, the Profits/Losses Before Distributions of Lucid Markets LLP resulting from its activities in respect of New Business during that period;

"New Business" means any business activities carried on by Lucid Markets LLP which are not Existing FXCM Business, Existing Lucid Business or Extended Lucid Business;

"Notices" has the meaning given to that term in Clause 12.2;

“Ordinary Member Forfeited Assets” means any cash, promissory notes or Anniversary Shares (as defined in the Share Purchase Agreement) transferred by an Ordinary Member to the Company pursuant to the Contribution Deed between such Ordinary Member, the Minority Shareholders and the Company;

"Parties" shall mean the FXCM Parties and the Minority Shareholders;

"Post-Closing Hive Down" has the meaning given to that term in Clause 2.1;

"Profit Share Account" means an estimate profit and loss account of the Company or, following the Post-Closing Hive Down, Lucid Markets LLP in respect of the period (i) from Completion until the last date of the month during which Completion took place (with respect to the first Profit Share Account) or (ii) from the first date of each calendar month until the last day of such calendar month (with respect to any other Profit Share Account) or until the Buy-Out Reference Date (if such date is not the last date of a calendar month), which account shall not include any profits or losses in connection with (i) Ordinary Member Forfeited Assets and (ii) any distribution of Ordinary Members Forfeited Assets to an Ordinary Member in satisfaction of the Company’s obligations under the Ordinary Members Contingency Payment Agreement (as such term is defined in the Share Purchase Agreement), and a statement, derived from such profit and loss account, of each of the Lucid P/L BD and the New Business P/L BD in respect of that period;

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"Profits/Losses Before Distribution" means the profits (to be stated as a positive number) or as applicable losses (to be stated as a negative number) of the Company or, following the Post-Closing Hive Down, Lucid Markets LLP during any given period before Taxation and before any amounts payable by way of remuneration, profit share or otherwise to any members of the Company or, following the Post-Closing Hive Down, Lucid Markets LLP, calculated in accordance with United Kingdom generally accepted accounting principles;

"Revenue Authority" means any authority (of the United Kingdom or elsewhere) having power to assess, impose or collect Tax;

"Share Purchase Agreement" has the meaning given to that term in the Preamble;

"Shareholders" has the meaning given to that term in the Preamble;

"Shares" means the Ordinary Shares in the Company of £1.00 each having the rights set out in the Articles;

"Tax, tax or Taxation" means any income tax, capital gains tax, national insurance contribution, value added tax, stamp duty or other tax levy, duty, charge, contribution or withholding of any levy imposed, collected, assessed by, or payable to, a Revenue Authority and all fines, penalties, charges and interest relating to it;

"Transfer" means, with respect to any tangible or intangible asset, (a) any sale, conveyance, assignment, gift, transfer or contribution of any asset or any interest in, or a right attaching to an asset (including any voting right attached to shares) in any asset or legal or beneficial title in any asset to any person; (b) creating or permitting to subsist any Encumbrance; (c) any renunciation or assignment of any right to receive any legal or beneficial interest in an asset; (d) the granting or exercise of an option or right to acquire any asset or any interest in any asset (including, for the avoidance of doubt, the granting of any license or otherwise authorizing a person to use any asset); (e) the transmission of any asset or any interest in any asset by operation of law; and (h) any transaction analogous to any of the foregoing; and

"Transaction Document" shall have the meaning given to it in the Share Purchase Agreement.

1.2	In this Agreement, except where the context requires otherwise:

(a)	references to "persons" shall include individuals, bodies corporate (wherever incorporated), unincorporated associations, partnerships, state or agency of a state (whether or not having separate legal personality) and other unincorporated bodies (in each case, wherever resident and for whatever purpose);

(b)	references to Clauses, sub-clauses and paragraphs are to the Clauses and sub-clauses of to this Agreement;

(c)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept that most nearly approximates in that jurisdiction to the English legal term;

(d)	the rule known as the ejusdem generis rule shall not apply and accordingly general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(e)	references to writing shall include any modes of reproducing words in any legible form and shall include the text of any e-mail unless expressly stated otherwise;

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(f)	reference to the singular shall include the plural and vice versa; and

(g)	references to a "Party" are to each of the Parties to this Agreement and each of that person's successors and permitted assigns, as the context may require, and the term "Parties" shall be construed accordingly.

2.	Business

2.1	The Parties agree that all assets and liabilities of the Company shall be transferred to Lucid Markets LLP immediately upon the execution of the Membership Agreement and Contribution Deed by the Company and JMP Trading Limited by way of capital contribution to Lucid Markets LLP (the “Post-Closing Hive Down”).

2.2	Each of the Parties shall (in so far as it is able to do so) exercise its powers in relation to the Company and Lucid Markets LLP so as to ensure that, the Company and Lucid Markets LLP shall and the Company undertakes to each of the Shareholders to:

(a)	conduct all of their LM Profit Shared Business through the Company or, following the Post-Closing Hive Down, Lucid Markets LLP and not create or operate any business that directly or indirectly competes with any LM Profit Shared Business;

(b)	act in good faith, and procure that (i) to the extent possible, all revenues derived from the use of the Company's and Lucid Markets LLP's intellectual property will either originate within the Company or, following the Post-Closing Hive Down, Lucid Markets LLP or that any revenues received from third parties (including any member of FXCM Group) in relation to the use of such intellectual property shall be paid to the Company or, following the Post-Closing Hive Down, Lucid Markets LLP and therefore taken into account in the Profit Share Accounts; and (ii) none of their Affiliates shall do anything whereby any revenues which should properly have arisen or been included in any Profit Share Accounts are deferred or excluded therefrom;

(c)	procure that the Company or, following the Post-Closing Hive Down, Lucid Markets LLP does not develop or operate (including by way of acquisition) any business other than Existing FXCM Business, Existing Lucid Business or Extended Lucid Business except with the prior written approval of each Shareholder (and when approved such other business shall constitute New Business); and

(d)	to the extent New Business has been approved in accordance with paragraph (c) above, to ensure that such New Business shall be developed and/or operated solely by Company or, following the Post-Closing Hive Down, Lucid Markets LLP and following written agreement between the Parties as to the exact profit sharing allocation and risk capital attributable to such new business otherwise dealt with in accordance with the provisions of this Agreement relating to New Business.

2.3	Subject to Clause 2.4 and 2.6, each of the Parties shall (in so far as it is able to do so) exercise its powers in relation to the Company and Lucid Markets LLP so as to ensure that the Minority Shareholders have general managerial and day-to-day control of the Company or, following the Post-Closing Hive Down, Lucid Markets LLP (provided that none of this shall extend to any activities that would exceed any monetary or other limits in the most recently approved annual budget of the Company or, following the Post-Closing Hive Down, Lucid Markets LLP) and that any notice, consent, resolution, approval or other decision to be made with respect to the Business, except in relation to any Reserved Matter, may be made by mutual agreement of the Minority Shareholders, including:

(a)	day-to-day decision making;

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(b)	appointing or terminating the Company’s or, following the Post-Closing Hive Down, Lucid Markets LLP's officers, employees, consultants or any other staff member or service providers;

(c)	determining and varying any allocation of profit sharing to Ordinary Members and the use and allocation of any Ordinary Member Forfeited Assets held by the Company amongst the Ordinary Members;

(d)	determining any expenditures;

(e)	determining any matters relating to compliance;

(f)	making any decision relating to use and protection of Intellectual Property;

(g)	managing and initiating any relationship with brokers, exchanges/ECNs, service providers and any other counterparties;

(h)	determining the amount of working capital to be retained by the Company or, following the Post-Closing Hive Down, Lucid Markets LLP;

(i)	determining the strategic directions of the Company or, following the Post-Closing Hive Down, Lucid Markets LLP; and

(j)	approving any licensing or other agreements with any parties which are related to the Company or Lucid Markets LLP.

2.4	Any notice, consent, resolution, approval or other decision relating to the following matters ("Reserved Matters"), may only be made, given or otherwise effected with the prior approval of both of the Minority Shareholders and the Majority Shareholder:

(a)	approval of the Company’s or, following the Post-Closing Hive Down, Lucid Markets LLP's annual budgets (and any changes to any such annual budgets);

(b)	admission of any new members to Lucid Markets LLP, except for Hula Leap Ltd (or any entity designated by Hula Leap Ltd);

(c)	any non-trading investments by the Company or Lucid Markets LLP for an amount exceeding US$500,000;

(d)	the Company or Lucid Markets LLP having net open positions with all brokers in aggregate which at any time exceed US$ 150,000,000 or such other limit as the Guarantor may need to comply with any financing covenants by which the Guarantor or its Affiliates are bound; provided that such limit shall not be lower than US$ 100,000,000 unless reduced because of restrictions required by a third party such as a secured lender or regulator to Lucid Markets LLP, the Guarantor or its Affiliates;

(e)	any material communication made by or on behalf of the Company or Lucid Markets LLP with the Financial Services Authority or any successor thereof or any other entity which has the power to regulate or supervise the activities of the Company or Lucid Markets LLP; and

(f)	any change from 31 December to the accounting reference date of the Company or Lucid Markets LLP.

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2.5	It is agreed that if any annual budget for the Company or, following the Post-Closing Hive Down, Lucid Markets LLP is not approved in accordance with Clause 2.4 by the start of the year to which it relates then the most recent annual budget which has been approved in accordance with Clause 2.4, as increased by fifteen per cent (15%), will be deemed to be adopted to apply until the annual budget for Lucid Markets LLP for the current year is approved.

2.6	The Majority Shareholder shall act as tax matters partner (the "Tax Matters Partner") of the Company pursuant to the US Internal Revenue Service Code section 6231(a)(7). Subject to Clause 2.7, the Tax Matters Partner may make any and all tax elections for the Company allowed for US federal income tax purposes; provided that the Tax Matters Partner may not make any tax elections that would be materially adverse to any of the Minority Shareholders without each of their prior consent.

2.7	The Parties agree that the Company and Lucid Markets LLP shall be treated as partnerships for U.S. federal income tax purposes and that they will, and will procure that the Company will, take all actions (including the making of any elections) necessary to obtain and preserve such status.

3.	Board

3.1	The Board has primary responsibility for the management of the Company, subject and without prejudice to the terms of Clause 2.3 and 2.4.

3.2	Each of the Parties shall (in so far as it is able to do so) exercise its powers in relation to the Company so as to ensure that:

(a)	the number of directors of the Board shall be five (5) and the number of directors of Lucid Markets LLP shall be five (5);

(b)	three of the directors of the Board and three of the directors of Lucid Markets LLP will be the people nominated by the Majority Shareholder;

(c)	each of the Minority Shareholders shall be a director of the Board and of Lucid Markets LLP at all times until the earlier of (i) the date that the Buy-Out is completed and (ii) the date on which he ceases to be engaged on a full time basis in the business of the Guarantor and its Affiliates.

3.3	The quorum at meetings of the Board and the board of directors of Lucid Markets LLP shall be two directors, provided that at least one of the Minority Shareholders and one director nominated by the Majority Shareholder is present. At any Company's or Lucid Markets LLP's board meeting each director shall have one (1) vote and, subject and without prejudice to the terms of Clause 2.3 and 2.4, decisions shall be passed by a majority of the directors in attendance.

3.4	Upon request, each Minority Shareholder shall promptly inform each of the Directors of:

(a)	in relation to foreign exchange any position risk held by the Company or the Lucid Markets LLP in relation to the base currency of US dollars immediately after 5pm New York time on any Business Day;

(b)	any position risk held by the Company or the Lucid Markets LLP in relation to any other traded financial instrument (in the trading book) immediately following the close of the relevant market; and

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(c)	any communication or information received or made by the Company or Lucid Markets LLP from the Financial Services Authority or any successor thereof or any other entity which has the power to regulate or supervise the activities of the Company or Lucid Markets LLP.

3.5	Each Minority Shareholder shall, in addition to the matters referred to in Clause 3.4, as soon as practicable upon written request by any Director provide to that Director any reasonable information relating to the business, operations or activities of the Company and/or the Lucid Markets LLP, except as required to preserve the confidentiality of any intellectual property of the Company or Lucid Markets LLP.

4.	Preparation of Profit Share account and profit share monthly payment

4.1	Each of the Parties shall (in so far as it is able to do so) exercise its powers in relation to the Company so as to ensure, and the Company undertakes to each of the Shareholders that:

(a)	following the end of each calendar month after the Acquisition Date the Company or, following the Post-Closing Hive Down, Lucid Markets LLP shall prepare a Profit Share Account in respect of the period (i) from the Acquisition Date until the last date of the month during which the Acquisition Date took place (with respect to the first Profit Share Account) or (ii) from the first date of each calendar month until the last day of such calendar month (with respect to any other Profit Share Account) or until the Buy-Out Reference Date (if such date is not the last date of a calendar month) provided that no Profit Share Account shall be prepared in respect of any period after the Buy-Out Reference Date;

(b)	each Profit Share Account is (i) prepared in accordance with the provisions of schedule 2 of the Membership Agreement and delivered to all members and the board of directors of the Company or, following the Post-Closing Hive Down, Lucid Markets LLP as soon as practicable following (and in any event within sixty (60) Business Days of) the end of the relevant calendar month or the Buy-Out Notice Date and (ii) delivered by the Company to each Shareholder immediately upon receipt from Lucid Markets LLP;

(c)	if within twenty (20) Business Days following the delivery of a Profit Share Account by the Company to the Shareholders no Shareholder has given to the Company written notice of his/its objection to the Profit Share Account (which notice shall state in reasonable details the basis of the objection) then no objection notice shall be sent by Company to Lucid Markets LLP and, unless an objection notice has been serviced by any other member of Lucid Markets LLP, the Profit Share Account shall be binding and conclusive on the Parties and Lucid Markets LLP;

(d)	if within twenty (20) Business Days following the delivery of a Profit Share Account by the Company to the Shareholders a Shareholder gives the Company written notice of his/its objection to a Profit Share Account, the Board shall, following the Post-Closing Hive Down, send an objection notice to Lucid Markets LLP and shall, at any time, take all actions necessary to comply with the procedure set forth in part 1 of schedule 2 of the Membership Agreement; and

(e)	the Ordinary Member Percentage which is to be determined by the board of directors of Lucid Markets LLP in accordance with part 2 of schedule 2 of the Membership Agreement shall be a portion determined by the Minority Shareholders in their absolute discretion in accordance with each Non-Equity Partner's offer letter and notified to the Company in writing within five Business Days of the Profit Share Account being agreed or determined (as defined in part 1 of schedule 2 of the Membership Agreement).

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Until such time Post-Closing Hive Down occurs, schedule 2 of the Membership Agreement as set forth in Exhibit E shall be incorporated into this clause 4.1 as if set out in full and shall apply to the Company mutatis mutandis.

4.2	Each of Parties shall (in so far as it is able to do so) exercise its powers in relation to the Company so as to ensure, and the Company undertakes to each of the Shareholders that, within five (5) Business Days of receipt of (i) the Lucid P/L BD minus the proportion paid to the Ordinary Members (the "Lucid Markets LLP Income") or (ii) the New Business P/L BD minus the proportion paid to the Ordinary Members (the "New Lucid Markets LLP Income"), in each case, as set forth in the Membership Agreement, the Lucid Markets LLP Income and the New Lucid Markets LLP Income shall be allocated (whether profits or losses) to the Shareholders' respective reserves as follows:

(a)	fifty per cent (50%) of the Lucid P/L BD shall be allocated to the C Reserve, the remainder of the Lucid Markets LLP Income shall be allocated to the A and B Reserves (in such proportions as the Minority Shareholders shall agree between themselves); and

(b)	and any New Lucid Markets LLP Income shall be allocated to the A, B and C Reserves in the proportions determined by the Minority Shareholders from time to time in writing;

provided that no such allocations shall be made in respect of any period after the Buy-Out Reference Date.

4.3	Each of the Parties shall (in so far as it is able to do so) exercise its powers in relation to the Company so as to ensure, and the Company undertakes to each of the Shareholders, that all profits (or losses) of the Company in connection with (i) Ordinary Member Forfeited Assets and (ii) any distribution of Ordinary Members Forfeited Assets to an Ordinary Member in satisfaction of the Company’s obligations under the Ordinary Members Contingency Payment Agreement (as such term is defined in the Share Purchase Agreement) shall be allocated to the A and B Reserves (in such proportions as the Minority Shareholders shall agree between themselves).

4.4	Each of the Parties shall (in so far as it is able to do so) exercise its powers in relation to the Company so as to ensure, and the Company undertakes to each of the Shareholders, that all Lucid Markets LLP Income and all New Lucid Markets LLP Income shall be allocated to the reserve accounts of each Shareholder as set forth in Clause 4.2 and that dividends shall be paid out of such reserve accounts to the relevant Shareholders only upon written request from such Shareholder to the Company.

4.5	Each of the Parties shall (in so far as it is able to do so) exercise its powers in relation to the Company so as to ensure, so far as by the exercise of such powers they can ensure, that Lucid Markets LLP's board of directors shall categorize revenue streams, allocation of expenses and appropriate profit split percentage consistent with those used for the Business prior to the Acquisition Date and, in any event, agreed between the Shareholders.

4.6	For the avoidance of doubt, following agreement or determination of the Final Completion Statement and issuance of Additional Loan Notes under the Share Purchase Agreement, the Majority Shareholder alone shall be entitled to receive an amount equal to the face value of such Additional Loan Notes (“Lucid Cash”). Each of the Parties shall (in so far as it is able to do so) exercise its powers in relation to the Company so as to ensure, so far as by the exercise of such powers they can ensure, that the Lucid Cash shall be allocated to the C Reserve and the Majority Shareholder shall upon written request to the Company receive, an amount equal to the Lucid Cash.

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5.	Further financing

5.1	The Minority Shareholders agree to provide (or to procure the provision by a Company controlled by any of them) risk capital necessary to operate the Business in a manner consistent with prior practices (up to an amount necessary to support US$100,000,000 of net open position), it being agreed that the Parties shall (in so far as they are able to do so) exercise their powers reasonably to ensure that such amount is as low as commercially negotiable), for a period ending on the earlier of: (i) the second anniversary of Completion or (ii) the Buy-Out Notice Date.

5.2	Save as set forth in Clause 5.1 above, the FXCM Parties (on the one hand) and the Minority Shareholders (on the one hand, in such proportions between themselves as they shall agree) agree to contribute funds in equal amounts as needed to ensure that each of Lucid Markets LLP and its subsidiaries is sufficiently capitalized and has sufficient working capital, staff and assets to operate its Business in the ordinary course, consistent with past practice.

6.	Transfers of Shares

6.1	Save as set out in this Clause 6 neither the Majority Shareholder nor the Minority Shareholders shall be permitted to Transfer any part of their Shares.

6.2	The FXCM Parties shall be permitted to Transfer any part of their Shares to any corporation, limited partnership, limited company or other vehicle or entity that is directly or indirectly wholly owned by Holdings.

6.3	Any Minority Shareholder shall be permitted to Transfer any part of their Shares to any corporation, limited partnership, limited company, trust or other vehicle or entity that is directly or indirectly wholly owned by one or both Minority Shareholders, provided that to the extent such transferee ceases to be directly or indirectly wholly owned by at least one of them at any time after such Transfer, they shall procure that the Shares shall be transferred back as soon as practicable by the transferee(s) to the Minority Shareholder(s).

6.4	In the event that the FXCM Parties or the Minority Shareholder execute a Transfer permitted under clauses 6.2 or 6.3, and so long as the transferee (the “Permitted Transferee”) agrees to adhere to this agreement in full by executing a deed of adherence, the Permitted Transferee shall become a Party to this Agreement in place of the FXCM Party or Minority Shareholder (as the case may be) and the Parties acknowledge and agree that any reference in this Agreement to the Majority Shareholder or Minority Shareholder that has transferred such Shares shall be read as a reference to that Permitted Transferee.

7.	Term

7.1	This Agreement is effective as at the date of completion of the Share Purchase Agreement and shall continue in full force and effect until the last payment to each Minority Shareholder under the Share Purchase Agreement is made, whether such payment is in the form of cash payment under a promissory note or exchange of a promissory note for FXCM Inc's stock.

7.2	The termination of this Agreement or any provision of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any Party against any other Party before such termination and the termination of this Agreement shall not affect the continuance in force after such termination of such provisions as are by their nature capable of enforcement against any Party by any other Party after the termination of this Agreement.

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7.3	If this Agreement is terminated, the provisions of Clauses 1 (Definitions and Interpretation), 7 (Term), 8 (Announcements), 10 (Assignment), 11 (Further Assurance), 12 (Entire Agreement), 13 (Service of Notices), 14 (Variation), 15 (Waiver), 16 (Severability), 17 (Counterparts), 18 (General), 19 (Costs and Expenses) and 21 (Governing Law; Arbitration) shall remain in full force and effect.

8.	Relationship with articles

Where the provisions of the Articles conflict with the provisions of this Agreement, the parties agree that the provisions of this Agreement shall prevail and the parties shall procure, to the maximum extent legally possible, the amendment of the Articles to enable the Company to be administered as provided in this Agreement.

9.	Announcements

Except insofar as is required by law or the requirements of any listing authority, securities exchange or regulatory or governmental body (including the New York Stock Exchange and the FSA), no announcement of this Agreement or the terms of this Agreement shall be made by any Party to any person without the prior written consent of the other Parties and pending any announcement each Party shall use its best endeavours to keep the existence of this Agreement and its terms confidential.

10.	Assignment

10.1	Subject to Clause 10.3 neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention of this Clause 10.1 shall be void.

10.2	No Party to this Agreement shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights and benefits under, this Agreement.

10.3	A Party shall be entitled to assign the any of its rights, interests or obligations under this Agreement to a person to whom it Transfers Shares pursuant to Clause 6.

11.	Further Assurance

Without prejudice to any restriction or limitation on the extent of any Party’s obligations under this Agreement, the Parties shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as any other Party may from time to time reasonably require for the purpose of giving to such other Party the full benefit of all of the provisions of this Agreement.

12.	Entire Agreement

12.1	Each Party confirms that the content of this Agreement as expressly set out herein, together with the content of the Transaction Documents (as such term is defined in the Share Purchase Agreement) as expressly set out therein and together with the content of any document expressly referred to in this Agreement represents the entire understanding and constitutes the whole agreement of the parties in relation to its subject matter and the transaction contemplated by it, and supersedes any previous agreement, understandings, representations, warranties or arrangements (whether express, implied, oral or written (whether or not in draft form)) between the parties in respect thereto which shall cease to have any further force or effect notwithstanding the existence of any provision of any such prior agreement or understanding that any such rights or provisions shall survive its termination and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

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12.2	Each Party confirms that in entering into this Agreement it has agreed not to rely on any representation (including without limitation any misrepresentation or any misstatement), warranty, collateral contract, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement or the other Transaction Documents (as defined in the Share Purchase Agreement).

13.	Service of Notices

13.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and may be -

(a)	delivered by hand;

(b)	sent by ordinary first class (or airmail in the case of notices to or from any country outside the United Kingdom), special delivery or recorded delivery post (in each case, pre paid); or

(c)	sent by fax; (where a fax number is specified below); or

(d)	in the case of the Sellers by email.

to the party due to receive the notice at the following address -

(i)	in the case of the Sellers, at 30 Crown Place, London EC4A 2EB, United Kingdom marked for the attention of Dierk Reuter/Matthew Wilhelm or by email to [ ] and[ ],

with a copy to Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, London SW20 8AT, United Kingdom, fax number: +44 20 7072 7025, marked for the attention of Lorenzo Corte/Scott Simpson; and

(ii)	in the case of any FXCM Party, at 55 Water Street, New York, New York, 10041, United States of America, marked for the attention of Office of the General Counsel;

with a copy to Reed Smith LLP, The Broadgate Tower, 20 Primrose Street, London, EC2A 2RS, United Kingdom, fax number: +44 (0)20 3116 3999, marked for the attention of Douglas Rofé; and Charles Jurd;

or at such other address, fax number or email address as may previously by notice given in accordance with this clause have been specified by that party, provided that such notice shall be sent to each of the other parties and shall only be effective on: (A) the date specified in the notice as the date on which the change is to take effect; or (B) if no date is so specified or the date specified is less than three Business Days after which such notice was given (or deemed to be given), the fourth Business Day after the notice was given or deemed to be given.

13.2	A notice is deemed to be given or served -

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(a)	if delivered by hand, at the time it is left at the address;

(b)	if sent by pre paid post (whether ordinary first class, airmail, special delivery or recorded delivery) or, with respect to the Sellers only, by email, on the second Business Day after posting/sending email; and

(c)	if sent by fax, on receipt of a clear transmission report.

13.3	In the case of a notice given or served by fax or by hand, where this occurs after 5.00pm on a Business Day in London (if the recipient is one of the Sellers) or 5.00pm on a Business Day in New York (if the recipient is one of the FXCM Parties), or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

13.4	Save in relation to a notice to the Sellers any notice under or in connection with this Agreement shall not be validly given or served if sent by e mail or any other form of electronic communication.

14.	Variation

14.1	No variation of this Agreement shall be valid unless it is agreed to in writing by each of the Parties. The expression "variation" shall, in each case, include any variation, supplement, deletion or replacement however effected.

15.	Waiver

15.1	Any waiver of any term, provision or condition of, or right or default under this Agreement, or consent granted under this Agreement will be effective only if given in writing and signed by the waiving or consenting Party and will be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion.

15.2	Any delay by any Party in exercising, or failure to exercise in whole or in part, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise or temporary or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

15.3	The rights and remedies of the Parties under this Agreement are cumulative and not exclusive of any rights or remedies provided by applicable law, in equity, by statute or otherwise. The election by any Party to pursue one or more of such remedy shall not constitute a waiver by such Party of the right to pursue any other available remedy.

16.	Severability

If all or any part of any term or provision of this Agreement shall be or become illegal, invalid or unenforceable, in whole or in part, then such term or provision shall (so far as it is illegal, invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but the remainder of this Agreement shall not be affected. The Parties shall then use all reasonable endeavours to replace the illegal, invalid or unenforceable provisions by a valid provision the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision.

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17.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

18.	General

18.1	Each Party acknowledges that damages would not be an adequate remedy for any breach of the undertakings by that Party contained in this Agreement and that any other Party shall be entitled (in addition to damages) to the remedies of injunction, specific performance and other equitable remedy for any threatened or actual breach of any such undertakings.

18.2	Nothing contained in this Agreement and no action taken by any of the Parties to this Agreement shall be deemed to constitute a partnership, or unincorporated association between the Parties hereto or any of them.

18.3	Each of the Parties (other than the Company) undertakes to each of the other Parties that it will (so far as it is lawfully able) use the powers vested in it from time to time as director, officer, employee and shareholder (as the case may be) of the Company to procure that the Company complies with this Agreement.

19.	Costs and Expenses

Each Party to this Agreement shall pay its own costs and expenses incurred in relation to the negotiation, preparation and execution of this Agreement.

20.	Third Party Rights

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

21.	Governing Law and Arbitration

21.1	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (each, a "Dispute") shall be governed by and construed in accordance with English law. Any Dispute shall be referred to and finally resolved by arbitration under the London court of International Arbitration (LCIA) Rules (the "Rules"), which Rules are deemed to be incorporated by reference into this clause.

21.2	For the purposes of Article 8.1 of the Rules the parties hereto agree that the FXCM Parties, on the one hand, and the Minority Shareholders, on the other hand, represent two separate sides for the formation of the arbitral tribunal as Claimant and Respondent respectively (or vice versa). Accordingly, the FXCM Parties shall jointly nominate one (1) arbitrator and the Minority Shareholders shall nominate one (1) arbitrator, respectively. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA.

21.3	The arbitration proceedings shall take place in London, and the language of the arbitration proceedings shall be English. The award (which shall cover which party shall bear any costs) shall be made in writing, shall include a statement of the reasons upon which the award is based, and shall be final and binding on the parties.

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21.4	The Parties agree that, in order to facilitate the comprehensive resolution of related Disputes and upon the request of any party to an arbitration pursuant to this Clause 21, the arbitral tribunal may, within 90 days of its appointment, consolidate the arbitration with any other arbitration or proposed arbitration involving any of the parties and relating to this Agreement and/or any other Transaction Document as between or among the parties hereto or thereto. The arbitrations may be consolidated, or heard concurrently, in such manner as the arbitral tribunal determines in its discretion, save that the arbitral tribunal shall not consolidate such arbitrations unless it determines that (a) there are issues of fact or law common to the arbitrations in question so that a consolidated proceeding would be more efficient than separate proceedings, and (b) no party would be prejudiced as a result of such consolidation through undue delay. Where different tribunals have been or are in the process of being appointed in relation to such arbitrations, the decision as to whether the arbitrations are to be consolidated or heard concurrently by the same tribunal shall be made by the arbitral tribunal which was first constituted, and if consolidation is so ordered the parties agree that the consolidated arbitration shall be heard and finally decided by the arbitral tribunal which ordered the consolidation, unless a party to such arbitration objects, in which case a new arbitral tribunal shall be appointed by the LCIA Court in accordance with the Rules.

IN WITNESS whereof this Agreement has been duly executed as a deed and delivered on the date shown at the beginning of this Agreement.

Executed and delivered as a deed by	)
Dierk Reuter	)
/s/Dierk Reuter
Dierk Reuter

in the presence of:

Witness Signature:	/s/David Quartner

Witness Name: David Quartner

Address: 16 Pellatt Road

SE 22 95A, London UK

Occupation: Lawyer

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Executed and delivered as a deed by	)
Matthew Wilhelm	)
/s/Matthew Wilhelm
Matthew Wilhelm

in the presence of:

Witness Signature:	/s/David Quartner

Witness Name: David Quartner

Address: 16 Pellatt Road

SE 22 95A, London UK

Occupation: Lawyer

Executed and delivered as a deed	)
by FXCM HOLDINGS, LLC	)	/s/David Sakhai
a company incorporated in Delaware		Name: David Sakhai
acting by an authorised signatory who in		Title: Chief Operating Officer of FXCM
accordance with the laws of that territory		Inc., its Managing Member
is acting under the authority of that company

Executed and delivered as a deed by	)
FXCM UK Merger Limited	)
acting by two directors or a director in the	)
presence of a witness	)
/s/David Sakhai
Director

if in the presence of a witness:		/s/Jared Daniel Verteramo
Witness

Witness Name: Jared Daniel Verteramo

Address: 55 Water Street

New York, NY 10041

Occupation: Securities Counsel

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Executed and delivered as a deed by	)
Lucid Markets Trading Limited	)
acting by two directors or a director in the	)
presence of a witness	)
/s/Dierk Reuter
Director

/s/Matthew Wilhelm
Director

17

EXHIBIT A

DATED _________2012

LUCID MARKETS TRADING LIMITED

THE PERSONS LISTED IN PART 2 OF SCHEDULE 1

LUCID MARKETS LLP

                  MEMBERSHIP DEED

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	INCORPORATION	3
3.	COMMENCEMENT, BUSINESS AND DURATION	3
4.	NAME AND REGISTERED OFFICE	4
5.	PLACE OF BUSINESS	4
6.	LLP PROPERTY AND INTELLECTUAL PROPERTY	4
7.	DATA PROTECTION	6
8.	BANKING	6
9.	ACCOUNTS, AUDITORS AND AUDIT	7
10.	CAPITAL	7
11.	PROFITS AND LOSSES	8
12.	ADMISSION OF MEMBERS	8
13.	MEETINGS AND DECISION-MAKING	9
14.	ORDINARY MEMBERS' DUTIES AND RESTRICTIONS	10
15.	SECURITY AND MONITORING	12
16.	INDEMNITY AND EXPENSES	12
17.	INSURANCE	13
18.	RESIGNATION	13
19.	TERMINATION OF MEMBERSHIP	13
20.	ENTITLEMENTS OF OUTGOING MEMBERS	15
21.	OBLIGATIONS OF OUTGOING MEMBERS	16
22.	POST TERMINATION RESTRICTIONS	16
23.	LIQUIDATION	18
24.	CONFIDENTIALITY	18
25.	UNFAIR PREJUDICE	19
26.	ASSIGNMENT	19
27.	NOTICE	19
28.	JURISDICTION & GOVERNING LAW	20
29.	DISPUTE RESOLUTION	20
Schedule 1 Members of the LLP		22
Schedule 2 Treatment of Profits		23
Schedule 3 Board of Directors		26

THIS DEED is dated ______________ 2012

 BETWEEN:

(1)	LUCID MARKETS TRADING LIMITED a company incorporated in England and Wales (company registration number 07885285) and whose registered office is at 35 Ballards Lane, London, N3 1XW (the “Corporate Member”);

(2)	EACH OF THE PERSONS LISTED IN SCHEDULE 1; and

(3)	LUCID MARKETS LLP, a limited liability partnership (registered number [—]) whose registered office is at [—] (the “LLP”).

BACKGROUND

(A)	The LLP was incorporated on [date] 2012, with the Corporate Member and the Ordinary Members being Members of the LLP on such date, principally to carry on the Business.

(B)	The LLP has been registered as a limited liability partnership in England and Wales under the Act with registered number OC[number].

(C)	The Members have agreed to enter into this Deed with the LLP to set out the basis on which the LLP is to be organised and the rights and obligations of the Members of the LLP.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed the following words and expressions shall have the following meanings:

“Accounting Reference Date” means 31 December.

“Act” means the Limited Liability Partnerships Act 2000 and any amendments to that Act.

“Affiliate” means any body corporate over which the LLP has Control or any body corporate that has Control (“Controlling Body Corporate”) over the LLP and any other body corporate that is also subject to the Control of the Controlling Body Corporate.

“Auditors” means such firm of auditors as may be appointed by the Board of Directors from time to time.

“Bank” means such bank as may be appointed in accordance with this Deed from time to time.

“Base Amount” has, in respect of any Ordinary Member, the meaning given to it in such Ordinary Member’s Offer Letter.

“Board of Directors” means the board of directors constituted and operated pursuant to clause 13.1.

“Business” means the business and undertaking of the LLP to be carried on being trading in global financial markets (and all ancillary business), or any other business determined in accordance with this Deed.

“Business Day” means any day which is not a Saturday, a Sunday or a bank or public holiday on which banks are open for business in the City of London and in New York.

“Capital Profits” means the profits of the LLP of a capital nature.

“Companies Act” means the relevant provisions of the Companies Act 2006, as are applied to LLPs in accordance with the Act, the Limited Liability Partnerships Regulations 2001 (SI 2001/1090) (as amended), the Limited Liability Partnerships (Accounts and Audit) (Application of Companies Act 2006) Regulations 2008 (SI 2008/1911), the Large and Medium-sized Limited Liability Partnerships (Accounts) Regulations 2008 (SI 2008/1913), the Small Limited Liability Partnerships (Accounts) Regulations 2008 (SI 2008/1912) and the Limited Liability Partnerships (Application of Companies Act 2006) Regulations 2009.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by agreement, as trustee or executor, or otherwise.

“Deed of Covenant” means a deed of covenant to be entered into by a director of the Member containing obligations relating to Intellectual Property, duties and restrictions, confidentiality and post-termination restrictions in substantially the same form as those obligations placed on Members under this Deed.

“Director” has the meaning given to it in Schedule 3.

“FSA” means the United Kingdom Financial Services Authority, or any successor thereto.

“Income Profits” means the net profits of the LLP of an income nature, for any relevant period.

“Intellectual Property” means all patents, trademarks, service marks, goodwill, registered designs, utility models, design right, copyright (including copyright in computer software), semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for past infringements of any of the foregoing rights.

“Leaving Date” means a date on which an Outgoing Member ceases or is deemed to cease to be a Member of the LLP under this Deed.

“Member Agent” means any employee of a Member or other person or company engaged by a Member with respect to the LLP, other than a director of a Member.

“Member Idea” has the meaning given to it in clause 6.1.2.

“Member Idea Product” has the meaning given to it in clause 6.1.3.

“Members” means the Corporate Member and the Ordinary Members.

“Member’s Tax” has the meaning given to it in clause 11.4.

“Monthly Drawings” has the meaning given to it in Part 3 of Schedule 2;

“Name” means the name of the LLP which has been registered at Companies House.

“Offer Letter” means an offer letter (as amended from time to time in accordance with its terms): (i) entered into between a Member (or person who wishes to become a Member), the LLP on its own behalf and as duly authorised attorney for each of the other Members as at the date of such letter, in such form as may be agreed by the Board of Directors; and (in respect of any person other than the Members as at the date of this Deed) (ii) pursuant to which such person (A) agrees to become a party to this Deed (as amended) and be bound by its terms and (B) appoints the LLP to be his attorney in his name and on his behalf to execute subsequent Offer Letters to be entered into by the LLP.

“Ordinary Members” means: (a) the persons listed in Part 2 of Schedule 1; and (b) each such other or additional person as is admitted as a member of the LLP and is designated as such in accordance with this Deed, and, in each case, whose membership of the LLP has not ceased in accordance with this Deed.

“Outgoing Member” means any person who ceases to be, or who has ceased to be, an Ordinary Member of the LLP for any reason.

“Profit Share Account” means an estimated profit and loss account of the LLP prepared in accordance with Part 1 of Schedule 2.

“Registered Office” means the registered office of the LLP as registered at Companies House.

“Sale” means a sale of the whole or part of the business of the LLP.

“Sale Amount” has, in respect of any applicable Ordinary Member or Outgoing Member, the meaning given to it in such Ordinary Member’s Offer Letter.

“Silo Amount” has, in respect of any applicable Ordinary Member or Outgoing Member, the meaning given to it in such Ordinary Member’s Offer Letter.

“Specified Member” has the meaning given in clause 6.

“Trading Cash Amount” has, in respect of any Ordinary Member, the meaning given to it in such Ordinary Member’s Offer Letter.

1.2	Clause and schedule headings do not affect the interpretation of this Deed.

1.3	Except where a contrary intention appears, a reference to a clause or schedule is a reference to a clause of, or schedule to this Deed.

1.4	Person includes a corporate or unincorporated body or association (whether or not having separate legal personality).

1.5	Words in the singular include the plural and in the plural include the singular.

1.6	A reference to any gender includes a reference to each of the other genders.

1.7	A reference to a statute or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.8	A reference to laws in general is to all local, national and directly applicable supra-national laws in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any sub-ordinate laws for the time being in force made under them and all orders, notices, codes of practice and guidance made under them.

1.9	Where the words include(s) or including are used in this Deed, they are deemed to have the words “without limitation” following them.

1.10	All consents and approvals to be given by any of the parties to this Deed must be given in writing.

1.11	This Deed incorporates the schedules to it.

1.12	Any obligation in this Deed on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.13	Any reference to the death of any Member, in the case of any Member being a body corporate, includes reference to the winding up, dissolution or striking off the register of that Member.

1.14	Any word or expression not defined elsewhere in this Deed and which is defined in the Financial Services and Markets Act 2000 or in the Rules promulgated by the FSA thereunder shall, unless the context otherwise admits or requires, have the same meaning in this Deed.

2.	INCORPORATION

2.1	The LLP was incorporated under the Act on [date] 2012.

2.2	The LLP shall keep the certificate of registration of the LLP issued by Companies House at the Registered Office.

3.	COMMENCEMENT, BUSINESS AND DURATION

3.1	The provisions of this Deed are deemed to have taken effect on incorporation of the LLP.

3.2	The LLP has been incorporated to carry on the Business and/or carry on such other or additional trade, profession or business as the Board of Directors shall from time to time determine.

3.3	Each Member shall carry on the Business as agent for the benefit of the LLP but shall have no mutual agency or power to bind each other.

3.4	Subject to clause 23.1, the LLP continues in accordance with the Act, despite any person ceasing to be a Member, until it is wound up in accordance with the Act.

4.	NAME AND REGISTERED OFFICE

4.1	The LLP has been incorporated with the Name and Registered Office.

4.2	The Board of Directors may change the Name and the Registered Office at any time.

4.3	The Board of Directors shall notify any change in the Name or the Registered Office to Companies House in accordance with the Act.

5.	PLACE OF BUSINESS

The LLP shall carry on the Business at the Registered Office or such other additional or alternative place(s) of business as the Board of Directors may determine.

6.	LLP PROPERTY AND INTELLECTUAL PROPERTY

As specified in more detail in the remainder of this clause 6, the LLP shall own all Intellectual Property and other work product produced by its employees and Members (and their directors and Member Agents) (in accordance with the remainder of this clause 6) provided that certain Members and employees of the LLP, as determined by the Board of Directors in their sole discretion and notified as such in writing by the Board of Directors (“Specified Members”), will own Member Ideas (as defined below) and grant the LLP a licence to use such Member Ideas (on the terms set out below).

6.1	Subject to the terms of this Deed, and unless otherwise specified in an Deed between the LLP and any Member(s):

6.1.1	all property held or created by the LLP for the purposes of carrying on the Business and which has been paid for by the LLP or contributed to the LLP by any Member or has otherwise accrued to the LLP (which, for the avoidance of doubt excludes any loans of risk capital made by any Member to the LLP), is owned by the LLP absolutely and the Members have no individual rights in that property other than by their entitlement to such distributions as may be due to them under this Deed or following liquidation of the LLP;

6.1.2	any generic idea, concept, know how or technique created or developed by any Member (or any Member Agent or director of a Member) during the performance of his duties for the LLP or any Affiliate whether or not relating to the Business or the business of any Affiliate (“Member Idea”) shall, if such Member is a Specified Member, be owned by the Specified Member who created it and the Specified Member hereby grants, and shall procure that his respective Member Agent(s) and directors grant, to the LLP a worldwide, royalty-free, irrevocable, perpetual licence to use any Member Ideas created by him; and

6.1.3	any substantive written work, design, system, computer program, data or other work including but not limited to trading algorithms or computer code or any material that records or documents a Member Idea made or developed by any Member (or any Member Agent or director of a Member), whether alone or with others, using or arising as a result of any Member Idea, at any time during his membership of the LLP (whether before or after the date of this Deed and whether during or outside of normal business hours) and which is in any way connected with or applicable to any present or future business or operation of the LLP or any Affiliate or which is capable of being used or adapted for use by the LLP or any Affiliate (“Member Idea Product”), and any Member Idea created or developed by any Member who is not a Specified Member (or its Member Agent(s) or directors) or any employee of the LLP who is not a Specified Member during the performance of his duties for the LLP or any Affiliate whether or not relating to the Business or the business of any Affiliate belongs (in each case) solely and unconditionally to the LLP and in consideration of the payments made to the Member under this Deed the Member hereby assigns, and shall procure that his respective Member Agent(s) and directors assign, to the LLP (by way of present assignment of future rights) with full title guarantee all of its rights, title, benefit and interest in and to the Member Ideas and Member Idea Products made or developed by him.

6.2	Each Member:

6.2.1	agrees that he will notify the LLP of the details of all or any such Member Idea or Member Idea Product immediately it is produced, and whether or not it is complete and/or still subject to additional work or modification;

6.2.2	will, on receipt of a written request by the LLP and at the LLP’s reasonable expense and subject to the Specified Member’s rights under clause 6.1.2, enter into a separate confirmatory assignment with the LLP, or an Affiliate, to formally record that the Member’s rights, title, benefit and interest in and to the Member Idea Products made or developed by him have been assigned to the LLP or an Affiliate and will provide all reasonable assistance to the LLP or any Affiliate to protect, maintain and enforce such rights anywhere in the world;

6.2.3	hereby irrevocably appoints the LLP to be his attorney to execute any document or do anything in his name and on his behalf to ensure his compliance with this clause 6, and a certificate in writing, signed by a Director, stating that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case as far as any third party is concerned; and

6.2.4	hereby irrevocably and unconditionally waives in favour of the LLP, or any relevant Affiliate as the case may be, the moral rights in any Member Idea Product conferred on them by virtue of the Copyright Designs and Patents Act 1988 or any analogous or similar laws anywhere in the world.

6.3	The parties agree that nothing contained in this Deed shall restrict a Specified Member from the use of any Member Idea, provided that in doing so the Specified Member does not make any unauthorised use or disclosure of any Member Idea Product or the LLP’s confidential information.

6.4	Except to the extent otherwise agreed in advance by the Board of Directors in writing, each Member undertakes, and shall procure that his respective Member Agent(s) and directors undertake, to the LLP to keep confidential and not to disclose to any Member Agent or any other Member of the LLP (other than the Corporate Member):

6.4.1	any Member Idea or Member Idea Product created by him; and

6.4.2	any other confidential information relating to the Business.

6.5	Where it is necessary for property used for the purposes of the LLP to be held on behalf of the LLP by one or more Members, the Members concerned shall, and shall procure that their respective Member Agent(s) and directors shall, at the LLP’s request and in the manner specified by the LLP, document the LLP’s interest in that property by executing a declaration of trust or similar acknowledgement.

6.6	Subject to the provisions of this clause 6, any Intellectual Property, other than such Intellectual Property in any Member Idea of a Specified Member to which clause 6.1.2 applies, created or discovered by a Member, whether alone or with others, at any time during his membership of the LLP (whether before or after the date of this Deed and whether during or outside of normal business hours) and which is in any way connected with or applicable to any present or future business or operation of the LLP or any Affiliate (“Relevant Intellectual Property”), shall be disclosed by the Member, its Member Agent(s) or its director(s) as applicable, to the LLP immediately and shall belong to and be the absolute property of the LLP. In order to give effect to this clause 6.6, in consideration of the payments made to the Member under this Deed the Member hereby assigns, and shall procure that his respective Member Agent(s) assign, to the LLP (by way of present assignment of future rights) with full title guarantee all of its rights, title, benefit and interest in and to the Relevant Intellectual Property created or discovered by him. For the avoidance of doubt this clause 6.6 does not affect any rights of a Member, who is also an employee of the LLP, under the Patents Act 1977.

6.7	To the extent that the legal title in any Relevant Intellectual Property fails to vest in the LLP, the relevant Member agrees to hold, and, if relevant, procure that its respective Member Agent(s) and director(s) hold, such rights on trust for the LLP. Each Member further agrees to use his reasonable endeavours to do all such acts and execute all such documents as may be reasonably required of him by the LLP (the LLP paying any reasonable expenses incurred by doing so) in order to assign the Relevant Intellectual Property to the LLP and any Affiliate.

6.8	If requested by the LLP (and at its reasonable expense), each Member shall give all necessary assistance to the LLP or an Affiliate to enable it to enforce the Relevant Intellectual Property against third parties and apply for registration of the rights, where appropriate throughout the world, for the full term of those rights.

7.	DATA PROTECTION

7.1	In order to keep and maintain any records relating to any person’s membership under this Deed it will be necessary for the LLP to process personal data relating to such persons on computer and in hard copy form. Examples of personal data include a Member’s disciplinary record, any grievances raised, their personnel file and any sensitive personal data such as their religious beliefs, their ethnic or racial origin and information relating to their physical and mental health. Further, in order to make any payments to a Member, and to provide other benefits, the LLP may also need to hold details of Members’ bank accounts and other financial information.

7.2	To the extent that it is reasonably necessary in connection with any person’s membership and any responsibilities of the LLP, each Member agrees that the data referred to above may be disclosed to others, including other Members or any Affiliate, the LLP’s professional advisers, H.M. Revenue & Customs or other taxation authority, the police and other regulatory authorities.

7.3	Each Member hereby consents to the recording, processing, use and disclosure by the LLP of personal data relating to them as set out above (including the recording, processing and disclosure of their sensitive personal data to the extent required by reason of such Member’s membership or by law), including the transmission of such data overseas whether outside the European Economic Area or otherwise.

8.	BANKING

8.1	The LLP’s bank is the Bank. All money belonging to the LLP shall be paid promptly into the LLP’s account at the Bank for the credit of the LLP.

8.2	All money and securities received by the LLP or any Member on behalf of any client or third party shall be paid and delivered promptly to the client or third party into an appropriate client account in accordance with the rules or regulations of any professional or regulatory body, which may exercise relevant jurisdiction over the LLP.

8.3	All cheques drawn on or instructions for the transfer of money from any account mentioned in this clause 8 shall be drawn in the Name and may be signed by any two person(s) previously notified in writing to the Bank by the Board of Directors.

9.	ACCOUNTS, AUDITORS AND AUDIT

9.1	The Members shall ensure that proper books of account giving a true and fair view of the Business, the assets, liabilities, financial position and profit or loss of the LLP are properly kept and preserved and are open to inspection by the Members at all times.

9.2	The LLP´s books of account shall be kept at the Registered Office or at such other place as the Board of Directors determine.

9.3	The LLP´s accounting reference period ends on the Accounting Reference Date or such other date as the Board of Directors may determine.

9.4	The Board of Directors shall notify any change in the Accounting Reference Date to Companies House in accordance with the Companies Act.

9.5	The LLP shall prepare annual accounts as at the Accounting Reference Date in accordance with the Companies Act.

9.6	Unless the LLP is exempt from audit under the Companies Act, the Board of Directors may:

9.6.1	appoint the Auditors of the LLP;

9.6.2	reappoint the Auditors in accordance with the Companies Act;

9.6.3	fix the remuneration of the Auditors; and

9.6.4	remove the Auditors from office.

9.7	Unless the LLP is exempt from audit under the Companies Act, the LLP annual accounts shall be audited and settled each year by the Auditors as at the Accounting Reference Date.

9.8	The LLP annual accounts together with a report by the Auditors shall be:

9.8.1	laid before a meeting of the Members for consideration and if thought fit approved subject only to any approved variation; and

9.8.2	distributed to all Members as required by the Companies Act.

9.9	The Corporate Member, on behalf of the Members, shall sign the annual accounts of the LLP and file them with Companies House in accordance with the Companies Act.

10.	CAPITAL

10.1	The Corporate Member acquires a share in the LLP in accordance with the amount or value of its contribution to the LLP on incorporation. A statement of the capital contributions to the LLP shall be retained by the LLP.

10.2	The Board of Directors may not call for the Members to contribute any further capital on the insolvency of the LLP.

10.3	Subject to clause 10.2, Members may, but shall not be required to, contribute any further capital which the Board of Directors determines as being required for the purposes of the LLP in accordance with instructions from the Board of Directors.

10.4	Where, in accordance with instructions from the Board of Directors, a Member contributes capital to the LLP at any time after incorporation of the LLP, that Member acquires a share in the LLP in accordance with the amount or value of that contribution.

10.5	A Member may, in accordance with instructions from the Board of Directors, contribute capital to fund the marginal trading risk of a specific segment (e.g. Trading Book as defined in the Member's Offer Letter) of the Business and, in doing so, acquire the right to a profit share based specifically on the performance of the segment to which he has contributed. For the avoidance of doubt, the Member will also share in any losses of the segment.

10.6	Any profits or losses of the LLP of a capital nature, as certified by the Auditors, shall be apportioned among the Members as set out in clause 11.

10.7	No Member is entitled to receive interest on the amount of his proportion of the capital contributions to the LLP.

11.	PROFITS AND LOSSES

11.1	The Profit Share Accounts shall be prepared and the Income Profits shall be divided in accordance with the provisions of Parts 1 and 2 of Schedule 2.

11.2	Subject to clauses 10.5 and 12.1, the Capital Profits and [any losses (whether of a capital or income nature) of the LLP] shall be allocated to the Corporate Member and credited or debited (as appropriate) to the Corporate Member's current accounts with the LLP as soon as the annual accounts for the relevant accounting year of the LLP are approved by the Members in accordance with clause 9.8.1.

11.3	Each Member may draw on account of his share of profits in accordance with the provisions of Part 3 of Schedule 2.

11.4	Each Member shall be severally responsible for all tax assessable on and payable by such Member in respect of its/his shares of the profits of the LLP and the employment or engagement of its/his Member Agent(s) (“Member’s Tax”) but if so determined by the Board of Directors, the LLP shall pay for the benefit of each Member such amounts of Member’s Tax as the Board of Directors shall reasonably estimate as being payable by that Member to the tax authorities and shall debit the relevant Member's current account accordingly. Subject thereto, each Member undertakes to indemnify and keep the LLP and each other Member from and against all costs (including penalties and interest) which the LLP or such other Member may be liable to pay arising from or relating to a failure by the Member first mentioned above to pay to the tax authorities, all Member’s Tax.

12.	ADMISSION OF MEMBERS

12.1	The Board of Directors may resolve to admit as a Ordinary Member to the LLP any person who wishes to become a Ordinary Member. Admission of a person to be a Ordinary Member may be conditional upon such person contributing such amount of capital (and with such entitlements and obligations to share in Capital Profits and/or capital or income losses) as the Board of Directors determines as being required for the purposes of the LLP.

12.2	Any person who wishes to become a Ordinary Member shall enter into an Offer Letter and no person may become a Ordinary Member until he has executed an Offer Letter.

12.3	Each prospective Ordinary Member shall procure that each Member Agent of it shall execute and deliver a Deed of Covenant and the Board of Directors may resolve to postpone the admission of a Ordinary Member, or suspend the membership of a Ordinary Member, until it is satisfied that the prospective Ordinary Member has complied with the requirements of this clause 12.3.

12.4	Each Member hereby (or, as the case may be, by signing an Offer Letter) irrevocably appoints the LLP to be his attorney in his name and on his behalf, to execute and deliver any Offer Letter or any agreement varying the terms of any Offer Letter which it is proposed that the LLP and the Members enter into with any person.

12.5	The Board of Directors shall notify the appointment of a Ordinary Member to Companies House in accordance with the Act.

13.	MEETINGS AND DECISION-MAKING

13.1	The LLP shall form the Board of Directors to manage and control the operations of the LLP. The Board of Directors shall be constituted and operate in accordance with Schedule 3.

13.2	Subject to clause 13.3.4 (in respect of meetings of the Members to approve the Accounts), meetings of the Members shall be held at such times as the Board of Directors may determine.

13.3	Every meeting of the Members shall be governed by the following provisions:

13.3.1	a meeting of the Members may be called by any of the Board of Directors. A meeting may also be called by any liquidator of the LLP appointed under the Insolvency Act 1986;

13.3.2	a meeting may be held at such time and place as the Board of Directors or liquidator calling the meeting thinks fit;

13.3.3	a notice of meeting shall be served on all those entitled to attend the meeting and such notice shall specify the place, day and time of the meeting and a statement of the matters to be discussed at the meeting;

13.3.4	in the case of a meeting of the Members to approve the Accounts, not less than 5 clear days' notice is to be given of a meeting to all those entitled to attend, provided that valid shorter notice is deemed to have been given if it is ratified by a majority of those attending the meeting itself;

13.3.5	at commencement of any meeting, those in attendance shall elect the chairman of the meeting, who shall not have a casting vote;

13.3.6	the quorum for a meeting of the Members is two Members, at least one of whom must be the Corporate Member, present in person or by proxy;

13.3.7	where the appropriate quorum is not present within thirty minutes of the start time stated in the notice of the meeting, any resolution passed at the inquorate meeting is deemed to have been passed if it is ratified later by the required majority in attendance at a duly convened quorate meeting; and

13.3.8	minutes shall be prepared of all meetings and shall be approved and signed by the chairman of the meeting as evidence of the proceedings.

13.4	Each Member shall be a designated member for the purposes of the Act and shall be responsible for fulfilling the obligations ascribed to designated members pursuant to the Act.

13.5	Without prejudice to the Members’ powers and/or authority under the Act or under this Deed, and subject to clause 13.6, the Board of Directors is solely authorised to make any decision relating to the incorporation, maintenance or termination of the LLP, and any other decisions relating to the Business, including:

13.5.1	any alterations to this Deed;

13.5.2	any change in the nature of the Business;

13.5.3	changing the place of Business or opening a new place of Business;

13.5.4	the appointment or removal of a person to an executive position within the LLP;

13.5.5	any alternation to the remuneration package of a person holding an executive position within the LLP;

13.5.6	giving notice to a Ordinary Member under clause 20 to expel that person from membership of the LLP;

13.5.7	any purchase of a capital item by the LLP (other than risk capital purchased pursuant to clause 13.5.14);

13.5.8	the borrowing or lending by the LLP or the giving of any guarantee or undertaking of the LLP in respect of sums in aggregate exceeding £1,000;

13.5.9	any decision to place the LLP into voluntary liquidation under the Insolvency Act 1986;

13.5.10	any decision for the LLP to make a proposal for a voluntary arrangement, scheme of compromise or arrangement with its creditors under the Insolvency Act 1986;

13.5.11	any decision for the LLP to apply for an administration order under the Insolvency Act 1986;

13.5.12	any decision for the LLP to appoint a liquidator under the Insolvency Act 1986;

13.5.13	any decision for the LLP to apply to the court to wind up the LLP under the Insolvency Act 1986; and

13.5.14	any decision regarding the deployment or expenditure of risk or operational capital of more than £50,000 (in respect of any one transaction or in respect of a number of related transactions, in aggregate).

13.6	The Board of Directors may delegate (or revoke the delegation of) any of their powers of managing or conducting the affairs of the LLP to a committee or committees consisting of such Directors and any Members listed in Schedule 1 and employees of the LLP as are appointed in the appropriate resolution, and any such resolution may include authority for such agent(s) to delegate all or any of their powers.

13.7	Any matters to be considered by the Members shall be decided either in writing by simple majority of all of the Members from time to time, or else at a meeting of the Members by simple majority vote.

13.8	Any decision which may be made by the Members regarding the LLP may be made by way of written resolution signed by the Members.

13.9	The procedure for the conduct of any committee formed in accordance with clause 13.6 is as prescribed by the resolution establishing it or, if the resolution does not so provide, as determined by a majority of the members of that committee.

14.	ORDINARY MEMBERS' DUTIES AND RESTRICTIONS

14.1	Save as agreed otherwise by the Board of Directors, each Ordinary Member shall at all times:

14.1.1	diligently apply himself in the Business and conduct himself in a proper and responsible manner and use his best skill and endeavour to promote the Business to the greatest advantage of the LLP;

14.1.2	furnish or create the primary research tools, mathematical techniques, computer software and data necessary to conduct the Business;

14.1.3	comply with all legislation, regulations, professional standards and other provisions as may govern the conduct of the Business, or be determined by the Board of Directors as standards to be voluntarily applied by the LLP to the Business, and without prejudice to the generality of the foregoing, each Ordinary Member shall at all times:

(a)	comply with all applicable rules of the FSA (including the Statement of Principle and Code of Practice for Approved Persons and the Conduct of Business Rules), the London Stock Exchange (and the rules and regulations of any other Self Regulating Organisation (“SRO”) or stock exchange or similar body of which the LLP or any Affiliate may be a member from time to time);

(b)	co-operate fully with all instructions or requests imposed by the FSA, any SRO, any applicable financial regulator, stock exchange or similar body under its or their rules or regulations, including making himself readily available for an inspection, investigation, summary proceeding or to the Financial Services Compensation Scheme or the Financial Ombudsman Service, and to answer all questions put to him truthfully;

(c)	where applicable, comply as an FSA Approved Person, with those FSA Rules which he is directly bound by and subject to, including those relating to Conduct of Business, Supervision, Enforcement and, in particular, the Statements of Principle and Code of Practice for Approved Persons. Moreover, he undertakes to comply and co-operate fully with all instructions, directions, requirements and requests of the FSA or any other relevant body including (but not limited to) a requirement to make himself readily available for the purposes of, and truthfully to answer all questions put to him by, the FSA or that body, officer, representative or inspector appointed by the FSA or that body in the course of any inspection, investigation, summary process or tribunal or disciplinary proceeding;

(d)	maintain the standards necessary for him to meet the FSA’s Fit and Proper Test for Approved Persons or any similar regulatory requirements;

(e)	observe and comply with the rules and regulations concerning money laundering (including those arising under the Financial Services and Markets Act 2000 and Money Laundering Regulations 2003 as amended from time to time), and promptly deliver to the LLP’s Compliance Officer a copy of any contract (or otherwise full details) setting out any dealings in investments undertaken in the Ordinary Member’s own name, or, to the extent that he is aware and that he can reasonably procure delivery of any copy documents, that of his spouse, cohabiter, child or relations, or any person connected to the Ordinary Member by reason of a business relationship (other than any Member, officer or shareholder of the LLP or any Affiliate);

(f)	not give effect to or directly or indirectly be a party to any transaction relating to an investment in which the LLP or any Affiliate has an interest without the prior consent of the LLP’s Compliance Officer; and

(g)	comply with the requirements under legislation and regulation as to the disclosure of inside information;

14.1.4	show the utmost good faith to the LLP and the other Members in all transactions relating to the Business and affairs of the LLP and give the LLP a true account of all such dealings;

14.1.5	remedy flaws in or poor performance of any Member Idea, Member Idea Product or other work done for the LLP (as determined by the Board of Directors, acting reasonably) quickly and without expectation of additional remuneration beyond that specified in the Ordinary Member's Offer Letter;

14.1.6	promptly give details to the Board of Directors of any changes to his personal particulars, which shall be notified to Companies House under the Act;

14.1.7	keep securely at his office, in legible form, proper accounts, diaries and records as the Board of Directors may reasonably require and ensure that all Board of Directors have free access to them and may take copies of them as may be required;

14.1.8	inform the Board of Directors without delay on becoming party to any legal proceedings;

14.1.9	indemnify and keep indemnified the other Members, their estates and successors from and against all losses, liabilities, expenses and payments resulting from his material breach of this Deed, without prejudice to any other right or remedy of any of the other Members; and

14.1.10	account to the LLP for any profit derived from a business, office or appointment accepted by him in breach of this Deed, or any personal benefit derived by him from the Business, the use of the Name (or any party thereof) or property of the LLP in breach of this Deed.

14.2	Subject to the prior written consent of the Board of Directors and the terms of their Offer Letters, Members may employ Member Agents (at their own expense) to assist with the Business. Members Agents shall be bound by this Deed in full, and, for the avoidance of doubt, share all obligations of Members specified in clauses 6, 14, 15, 19, 21, 22, 24, 25, 28 and 29, and be bound by any confidentiality provisions of this Deed. Members are responsible for the enforcement of this clause 14.2 and agree that damages would not be an adequate remedy for any breach of this clause 14.2 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision.

14.3	No Ordinary Member may without the prior written consent of the Board of Directors:

14.3.1	engage or be concerned directly or indirectly in any business other than the Business or accept (otherwise than in a voluntary or honorary capacity) any office or appointment unless that other business, office or appointment is not in competition with the Business (as determined by the Board of Directors acting reasonably);

14.3.2	derive any benefit from the use of the Name, the property of the LLP, or the business connection of the LLP;

14.3.3	except in the ordinary course of the Business of the LLP and for its benefit, engage in any contract or commitment on behalf of the LLP;

14.3.4	except in the ordinary course of the Business of the LLP and for its benefit, enter into any engagement as a result of which the LLP may risk the loss of or be made liable for any sum or sums in respect of that transaction in aggregate exceeding £1,000;

14.3.5	give any guarantee or undertaking on behalf of the LLP in respect of any sum or sums in aggregate exceeding £1,000;

14.3.6	compromise, compound, release or discharge (except on payment in full) any debt or connected debts due to the LLP in aggregate exceeding £1,000;

14.3.7	except in the ordinary course of the Business, dispose by loan, pledge, sale or otherwise any part of the LLP´s property;

14.3.8	assign or charge his rights or interest in the LLP or any other interest in the LLP or make any other person a partner with the LLP;

14.3.9	have any dealings with any person, partnership, limited liability partnership or limited company with whom or which the Board of Directors have previously resolved not to deal;

14.3.10	engage or dismiss any employee of the LLP; and

14.3.11	make any application to the court under section 994 of the Companies Act 2006 for a period of 1,000 years from the date of incorporation of the LLP.

15.	SECURITY AND MONITORING

Each Member agrees that the LLP may without notice intercept, record and monitor: (a) all communications made by him using the LLP’s information technology or communications systems; and (b) his use of the LLP’s information technology systems and network.

16.	INDEMNITY AND EXPENSES

16.1	The LLP shall indemnify any Member (and his Member Agents) and Director in respect of payments made and personal liabilities incurred by him in the performance by him of his duties as a Member (or as a Member Agent) or Director in the ordinary and proper conduct of the Business or in respect of anything necessarily done by him for the preservation of the Business or property of the LLP.

16.2	Subject to clause 16.3, a Member (and his Member Agents) or Director may charge and be refunded all out-of-pocket expenses properly incurred by him in connection with the Business provided that:

16.2.1	the Member (or Member Agent) or Director provides an appropriate receipt and VAT invoice where appropriate; and

16.2.2	where the LLP provides a credit card for the use of a Member (or Member Agent) or Director for such expenses, the Member (or Member Agent) or Director provides to the LLP the original vouchers for all expenditure charged to that credit card.

16.3	The Board of Directors may place upper limits on any category or categories of expenses for which Members (or Member Agents) or Directors may claim reimbursement.

17.	INSURANCE

17.1	The LLP shall, to the extent that appropriate insurance policies covering such matters are not held by the Corporate Member or its Affiliates, at its own expense maintain insurance policies (for the benefit of the Members, their Member Agents, the Directors and/or the LLP as appropriate) in such amounts as the Board of Directors determines are customary or appropriate in respect of:

17.1.1	property of the LLP;

17.1.2	employer’s liability;

17.1.3	public liability; and

17.1.4	professional negligence (and in determining the appropriate level and type of professional negligence cover the Board of Directors shall have regard to the equivalent cover maintained by or on behalf of FXCM Inc.).

17.2	The LLP may at its own expense maintain insurance policies for the benefit of the Members, their Member Agents, the Directors and the LLP's employees in such amounts as the Board of Directors determines in respect of:

17.2.1	private medical insurance for Members (and their Member Agents) and Directors; or

17.2.2	life assurance for Members (and their Member Agents) and Directors.

17.3	The Members (and their Member Agents) and Directors shall co-operate with the LLP in obtaining the insurance policies in clauses 17.1 and 17.2 (if any) and undergo any medical examination regarded as reasonably necessary for the procurement or maintenance of any such insurance policy.

18.	RESIGNATION

18.1	Subject to the provisions of clause 18.2, any Ordinary Member may resign from the LLP by giving not less than 3 months’ written notice to the LLP of its intention to resign from the LLP and the date of expiration of that notice is its Leaving Date.

18.2	Where a Member’s resignation would reduce the number of Members of the LLP to one, its notice does not take effect until the Board of Directors appoints a second Member.

19.	TERMINATION OF MEMBERSHIP

19.1	Subject to earlier termination as provided by the terms of this Deed, the Board of Directors may, at any time, terminate a Ordinary Member’s membership of the LLP and their employment (if any) by the LLP by giving not less than 3 months’ written notice.

19.2	The Board of Directors may in its absolute discretion terminate a Ordinary Member’s membership at any time by giving notice to such Ordinary Member and making a payment to such Ordinary Member equal to the amount (if any) of Monthly Drawings which would have been payable to him if notice had been given in accordance with clause 19.1 (which shall exclude, for the avoidance of doubt, any Trading Cash Amount or Silo Amount (if any) specified in that Ordinary Member’s Offer Letter) in lieu of any notice period or the balance of any notice period specified in clause 18.1, subject to any deductions required by law.

19.3	The Board of Directors may by written notice to a Ordinary Member, having effect 5 days from service of the notice, expel that person from membership of the LLP where the Ordinary Member concerned (including, for the avoidance of doubt, its Member Agent(s)):

19.3.1	commits any serious breach or persistent breaches of this Deed; or

19.3.2	undergoes a change of Control without having obtained the prior written consent of the Board of Directors;

19.3.3	has a bankruptcy order made against him or enters into any composition or arrangement with or for the benefit of his creditors; or

19.3.4	fails to pay any money owing by him to the LLP within 30 days of a written request for payment from the LLP; or

19.3.5	fails to account for or pay over or refund any money received and belonging to the LLP within 30 days after being so required by notice from the Board of Directors; or

19.3.6	is guilty of gross misconduct or any conduct likely to have a serious adverse effect on the Business; or

19.3.7	ceases to hold any professional qualification or certification required for the normal performance of his duties as a Ordinary Member; or

19.3.8	is convicted of any serious criminal offence involving dishonesty which may be tried on indictment and which, in the opinion of the Board of Directors, could harm the reputation of the Business; or

19.3.9	is required to resign by the Board of Directors and fails to do so within the required time period; or

19.3.10	becomes, in the reasonable opinion of the Board of Directors, physically or mentally unfit (whether or not certified as such by a medical practitioner) to carry on his duties and obligations as a Ordinary Member under this Deed for 60 days in any 5 months (excluding any periods of holiday, maternity leave, parental leave or family leave) immediately preceding the service of the notice; or

19.3.11	incurs significant financial losses to the LLP (as determined by the Board of Directors acting reasonably) due to negligence or inadequate performance of his duties, or violates the LLP’s specified trading risk limits (as made available to the Ordinary Member), thereby placing the LLP at potential risk of financial losses, even if no actual losses are incurred; or

19.3.12	falsifies or causes or permits to be falsified, any books, ledgers, accounts, records, documents or other material in respect of the business of the LLP including any trading records or profit calculations relating to the LLP; or

19.3.13	breaches or attempts to breach any of the LLP’s security measures, including unauthorised access to or use of the LLP’s premises, computers, hardware, software or systems, Intellectual Property (including any Member Idea or Member Idea Product) or records and data; or

19.3.14	ceases to hold any professional or regulatory qualification, consent, licence, permission or certification required for, and seriously affecting, the normal performance of his duties and, to the extent capable of remedy, fails or omits to remedy the same within such period as the Board of Directors reasonably requires; or

19.3.15	without the consent of the Board of Directors, discloses to any person (other than to a Director or to any of his family members or professional advisors or as required by law) details of his past, anticipated or entitlement to share in the LLP’s profits, including as to how any such share was or may be calculated; or

19.3.16	brings into the LLP any Intellectual Property owned by a third party and not licensed or otherwise transferred to the LLP. This includes, without limitation, substantive written work, designs, systems, computer programs, data or other work including but not limited to trading algorithms or computer code.

19.4	The LLP shall be under no obligation to provide a Ordinary Member with work during any period of notice to terminate their membership (or any part thereof), whether such notice has been given by the Ordinary Member or the LLP. During such period, the LLP may require the Ordinary Member: (a) to carry out different duties from their normal duties; and/or (b) to cease carrying out some or all of their duties and powers; and/or (c) not to have any business dealings with the LLP’s Members, Directors, employees, suppliers, clients and agents; and/or (d) not to attend any premises or offices of the LLP. The Ordinary Member will continue to receive his Monthly Drawings (which shall exclude, for the avoidance of doubt, any amounts other than the Base Amount specified in that Member’s Offer Letter) and all benefits provided by the LLP, other than any drawings based on performance as specified in that Ordinary Members’ Offer Letter, which he will not be entitled to receive during such period of notice. During such period of notice the Ordinary Member may not be engaged or employed by, take up any office or partnership in or otherwise be interested or concerned in any other company, firm, business or organisation without the prior written consent of the Board of Directors.

20.	ENTITLEMENTS OF OUTGOING MEMBERS

20.1	Other than as set out in the Member’s Offer Letter, an Outgoing Member is not entitled to any share or interest in the property of the LLP arising after his Leaving Date.

20.2	After his Leaving Date, the LLP shall:

20.2.1	indemnify and keep indemnified the Outgoing Member, or his estate and his personal representatives, as appropriate, against all guarantees and obligations in relation to the LLP except in relation to income or capital gains tax or Member’s Tax payable by the Outgoing Member; and

20.2.2	in accordance with clause 20.4, pay the Outgoing Member:

(a)	the amount of any capital which he is entitled to be credited by the LLP to his capital account;

(b)	any undrawn balance of his profit share (if any) and such sums to which he is entitled to be credited by the LLP to his current account less any proportion of income tax as the Auditors advise is applicable to the period ending on his Leaving Date;

(c)	any sums due to him in respect of loans and loan interest; and

(d)	any sums due to him in respect of his entitlement to profit share after his Leaving Date, as set out in such Outgoing Member’s Offer Letter.

20.3	The LLP shall calculate the sums (if any) under clause 20.2.2(b) by reference to the annual accounts of the LLP apportioned, as appropriate, in respect of the annual accounting period in which the Outgoing Member’s Leaving Date occurred.

20.4	The LLP shall pay the sums (if any) under clauses 20.2.2(a) and 20.2.2(c) on or before the first anniversary of the relevant Outgoing Member’s Leaving Date. The sums (if any) under clause 20.2.2(b) shall be paid within two months of the date on which the Auditors determine the amount referred to in such clause. The sums (if any) under clause 20.2.2(d) shall be paid in accordance with the Outgoing Member’s Offer Letter.

20.5	The LLP may (but is not bound to) make such provision out of the profits of the LLP for the benefit of an Outgoing Member in respect of pensions as the Board of Directors consider fair and reasonable.

20.6	The Board of Directors shall notify details of any Outgoing Member to Companies House in accordance with the Act.

21.	OBLIGATIONS OF OUTGOING MEMBERS

On or within a reasonable time of his Leaving Date, the Outgoing Member or (if applicable) his personal representatives shall sign and execute all documents and perform all acts that the LLP reasonably requires for the purpose of enabling the LLP to recover any outstanding interest or right of the LLP in or for the purpose of transferring to the LLP, or as it may direct, any property of the LLP which on his Leaving Date is held by the Outgoing Member on behalf of the LLP. For the avoidance of doubt, all rights and powers in respect of the operation or management of the LLP granted to a Ordinary Member pursuant to this Deed shall immediately cease upon the Leaving Date of such Ordinary Member and nothing in this clause 21 shall confer on the Outgoing Member or his personal representatives any right to exercise any such rights or powers so granted in respect of the period prior to his Leaving Date.

22.	POST TERMINATION RESTRICTIONS

22.1	For the purposes of this clause 22, the following words shall have the following meanings:

“Existing Business” means the business of quantitative trading focussing on high frequency trading on the ICAP, EBS, Currenex, LavaFX and Reuters inter-dealer systems, currency, interest rate and other futures on the CME, and US Treasury Bonds on Brokertec and eSpeed, as well as client-facing services, provided by the LLP or a Relevant Affiliate and with which the Outgoing Member was directly concerned or connected in the 12 month period up to and including the Relevant Date;

“First Restricted Territory” means anywhere in the world where the LLP or any Relevant Affiliate operates or has operated its business during the 12 month period up to and including the Relevant Date;

“New Business” means products and/or services which the LLP or a Relevant Affiliate plans to provide within 12 months following the Relevant Date and with which the Outgoing Member was directly concerned or connected in the 12 month period up to and including the Relevant Date;

“Prospective Client” means any person, firm, company or other organisation with whom the LLP or any Relevant Affiliate, in the 12 month period up to and including the Relevant Date, has had serious discussions and/or negotiations with a view to the provision of Existing Business or New Business, and with whom the Outgoing Member had material contact or dealings during that period;

“Protected Client” means any person, firm, company or other organisation to whom the LLP or any Relevant Affiliate has, in the 12 month period up to and including the Relevant Date, provided Existing Business, and with whom the Outgoing Member had material contact or dealings during that period;

“Protected Person” means a Member, Member Agent, Director, employee, director, partner, consultant or contractor of the LLP or any Relevant Affiliate who worked regularly with the Outgoing Member in the 12 months prior to the Relevant Date and who:

(a)	has significant knowledge of, regular contact with, or influence over the clients of; and/or

(b)	has detailed knowledge of any confidential information belonging to; and/or

(c)	would otherwise be a significant loss to the business of,

the LLP or any Relevant Affiliate;

“Relevant Affiliate” means any Affiliate for whom the Outgoing Member has performed services or for which they have had managerial responsibility in accordance with terms of this Deed and/or their Offer Letter;

“Relevant Date” means the date on which the Outgoing Member starts a period of garden leave in accordance with clause 19.4 or the date on which their membership terminates, whichever is the earlier;

“Restricted Period” means:

(a)	in relation to clause 22.2.1, three months from the Relevant Date;

(b)	in relation to clauses 22.2.2, three months from the Relevant Date;

(c)	in relation to clauses 22.2.3 to 22.2.7, six months from the Relevant Date; and

“Second Restricted Territory” means anywhere in the United Kingdom, New York, Singapore, Tokyo, Germany, France, Italy, elsewhere in the European Union and the United States of America.

22.2	An Outgoing Member agrees that they will not, and will procure that their Member Agent(s) and directors will not, during the Restricted Period, whether directly or indirectly and whether on their own behalf or for any other person, firm, company or other organisation, in order to compete or to try to compete with the Existing Business or the New Business:

22.2.1	work anywhere in the First Restricted Territory, in any capacity for such person, firm, company or other organisation in the same or any other role which would materially assist such person, firm, company or other organisation to so compete, provided that as at the Relevant Date the relevant competitor is still in competition with the LLP or any Relevant Affiliate in relation to the Existing Business and/or New Business;

22.2.2	work anywhere in the Second Restricted Territory, in any capacity for such person, firm, company or other organisation in the same or any other role which would materially assist such person, firm, company or other organisation to so compete, provided that as at the Relevant Date the relevant competitor is still in competition with the LLP or any Relevant Affiliate in relation to the Existing Business and/or New Business;

22.2.3	canvass, solicit or approach or cause to be canvassed, solicited or approached any Protected Clients or Prospective Clients; or

22.2.4	deal or do business with any Protected Clients or Prospective Clients; or

22.2.5	solicit or entice or endeavour to solicit or entice away from the LLP or any Relevant Affiliate, any Protected Person; or

22.2.6	knowingly employ, or aid or assist in or procure the employment of, a Protected Person by any other person, firm, company or other organisation; or

22.2.7	interfere with or attempt to interfere with the business relations subsisting between the LLP or any Relevant Affiliate and any person, firm, company or other organisation which is a client, customer, supplier, agent or distributor of or for the LLP or any Relevant Affiliate.

22.3	The LLP and the Outgoing Member acknowledge that the duration, extent and application of each of the restrictions contained in each part of sub-clause 22.2 is reasonable, and is no greater than is necessary to protect the goodwill, trade secrets, trade connections and confidential information of the LLP and any Relevant Affiliate for whom the Outgoing Member has carried out duties.

22.4	Each of the covenants and obligations set out in each part of this clause 22 shall be deemed to be separate and severable and enforceable by the LLP accordingly. In the event that any of the restrictions shall be held void, but would be enforceable if part of the wording was deleted, the parties agree that such restriction shall apply with such deletion as may be necessary to make it valid and enforceable.

22.5	The Outgoing Member will provide any prospective company, firm, business or partnership with whom they have discussions concerning future work in any capacity during the Restricted Period, with a copy of the restrictions set out in this clause 22.

22.6	Nothing in this clause 22 shall prevent the Outgoing Member from holding shares or securities in any company which is quoted listed or otherwise dealt in on any recognized investment exchange or securities market, provided that any such holding shall not exceed 5% of the total shares or other securities in such company.

22.7	Without prejudice to any other rights or remedies that the LLP or the Outgoing Member may have, the LLP and the Outgoing Member acknowledge and agree that damages would not be an adequate remedy for any breach of this clause 22 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision.

23.	LIQUIDATION

23.1	In accordance with clause 13.5.9 and the Insolvency Act 1986 as it is applied to LLPs under the Act, the Board of Directors may resolve to:

23.1.1	place the LLP into voluntary liquidation;

23.1.2	make a proposal for a voluntary arrangement, scheme of compromise or arrangement with its creditors;

23.1.3	apply for an administration order;

23.1.4	appoint a liquidator; or

23.1.5	apply to the court to wind up the LLP.

23.2	For the purposes of section 74 of the Insolvency Act 1986 as it is applied to LLPs under the Act, no Member is liable to contribute any amount to the assets of the LLP on liquidation to cover any of the matters set out in that section.

23.3	If the LLP is wound up, and a surplus sum remains at the conclusion of the winding up, after payment of all money due to the creditors of the LLP and all expenses of the winding up, the liquidator shall:

23.3.1	first repay capital contributions to the Corporate Member and to any other Members who have made capital contributions and if there is a shortfall the available amounts shall be divided among the applicable Members in proportion to the balance on each such Member's capital account; and

23.3.2	second, if any surplus sum remains, pay such surplus sum to such persons and in such proportions as the Board of Directors shall in their absolute discretion determine.

24.	CONFIDENTIALITY

24.1	Each Member and Outgoing Member undertakes that he shall not without the Board of Directors’ prior written consent at any time use, divulge or communicate to any person, except to his professional representatives or advisers or as may be required by law or any legal or regulatory authority, any confidential information concerning the Business or affairs of the LLP or the other Members which may have or may in future come to his knowledge and each of the Members and Outgoing Members shall use his reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters.

24.2	For the purposes of clause 24.1, confidential information does not include information which:

24.2.1	is or becomes generally available to the public other than as a result of disclosure by a Member, an Outgoing Member or their representatives or advisers contrary to their respective obligations of confidentiality; or

24.2.2	is or becomes available to a Member or an Outgoing Member otherwise than pursuant to this Deed and free of any restriction as to its use or disclosure.

25.	UNFAIR PREJUDICE

Any rights conferred on the Members by section 994 of the Companies Act 2006 are excluded for 1,000 years from the date of this Deed. Where permitted by law, the Board of Directors may by unanimous agreement vary or exclude any other provision of the Companies Act, the Act, the Limited Liability Partnerships Regulations 2001 (SI 2001/1090) or the Limited Liability Partnerships (Application of Companies Act 2006) Regulations 2009 that would otherwise be binding upon them or the Members.

26.	ASSIGNMENT

No Member shall transfer, charge or otherwise encumber or dispose of all or any part of his share or legal and/or equitable interest in the LLP or otherwise assign, charge or transfer all or any part of his rights or obligations under this Agreement without the approval of the Board of Directors and any attempt to do so shall be void ab initio to the fullest extent permitted under applicable law.

27.	NOTICE

27.1	A notice under this Deed:

27.1.1	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

27.1.2	shall be sent for the attention of the person, and to the address, or fax number, given in this clause (or such other address, fax number or person as the party may notify to the others); and

27.1.3	shall be:

(a)	delivered personally; or

(b)	sent by fax; or

(c)	sent by pre-paid first-class post, recorded delivery or registered post; or

(d)	(if the notice is to be served by post outside the country from which it is sent) sent by registered airmail.

27.2	The addresses for service of notice are:

27.2.1	in the case of notice to the LLP, marked for the attention of the Board of Directors, to the Registered Office, or to the fax number [0207 584 1469];

27.2.2	in the case of notice to the Corporate Member, marked for the attention of the board of directors of the Corporate Member, to its address as registered for the time being with Companies House, or to the fax number notified to the LLP;

27.2.3	in the case of notice to any Ordinary Member, marked for the attention of that Ordinary Member, to his residential address as registered for the time being with Companies House, or to the fax number notified to the LLP; and

27.2.4	in the case of notice to any personal representatives of a deceased Member, marked for the attention of the personal representatives, to the residential address of the deceased Member registered for the time being with Companies House, or to the fax number notified to the LLP.

27.3	A notice is deemed to have been received:

27.3.1	if delivered personally, at the time of delivery;

27.3.2	in the case of fax, at the time of transmission;

27.3.3	in the case of pre-paid first class post, recorded delivery or registered post, 48 hours from the date of posting;

27.3.4	in the case of registered airmail, five days from the date of posting; and

27.3.5	if deemed receipt under the previous paragraphs of this sub-clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a Business Day in the place of receipt), when business next starts in the place of receipt.

27.4	To prove service it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

28.	JURISDICTION & GOVERNING LAW

This Deed is governed by and construed in accordance with the laws of England.

29.	DISPUTE RESOLUTION

29.1	If any Member wishes to raise a grievance in relation to his membership he should notify the Board of Directors in writing.

29.2	Subject to the right of the parties in clauses 14.2 and 22.7 to apply for the remedies of injunction, specific performance and other equitable relief as set out in those clauses, if any dispute arises in connection with this Deed, the relevant Members involved in the dispute will, within 10 days of a written request from any Member(s) also involved in the dispute, meet with the Board of Directors in good faith to resolve the dispute.

29.3	If the dispute is not resolved at the meeting referred to in clause 29.1, and subject to the rights of the parties in clauses 14.2 and 22.7, such dispute shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause.

29.4	The arbitration proceedings shall take place in London, and the language of the arbitration proceedings shall be English. The award (which shall cover which party shall bear any costs) shall be made in writing, shall include a statement of the reasons upon which the award is based, and shall be final and binding on the parties.

29.5	The Parties agree that, in order to facilitate the comprehensive resolution of related disputes and upon the request of any party to an arbitration pursuant to this Clause 29, the arbitral tribunal may, within 90 days of its appointment, consolidate the arbitration with any other arbitration or proposed arbitration involving any of the parties and relating to this Deed as between or among the parties hereto or thereto. The arbitrations may be consolidated, or heard concurrently, in such manner as the arbitral tribunal determines in its discretion, save that the arbitral tribunal shall not consolidate such arbitrations unless it determines that (a) there are issues of fact or law common to the arbitrations in question so that a consolidated proceeding would be more efficient than separate proceedings, and (b) no party would be prejudiced as a result of such consolidation through undue delay. Where different tribunals have been or are in the process of being appointed in relation to such arbitrations, the decision as to whether the arbitrations are to be consolidated or heard concurrently by the same tribunal shall be made by the arbitral tribunal which was first constituted, and if consolidation is so ordered the parties agree that the consolidated arbitration shall be heard and finally decided by the arbitral tribunal which ordered the consolidation, unless a party to such arbitration objects, in which case a new arbitral tribunal shall be appointed by the LCIA Court in accordance with the Rules.

This deed has been entered into on the date stated at the beginning of it.

Schedule 1

Members of the LLP

Part 1
Corporate Member

1.	Lucid Markets Trading Limited

Part 2
Ordinary Members

1.	[—]
2.	[—]
3.	[—]
4.	[—]

Schedule 2
Treatment of Profits

Part 1
Preparation of Profit Share Accounts

1.	The LLP shall, following the end of each calendar month, prepare a Profit Share Account in respect of the period (i) from the date of this Deed until the last date of the month during which this Deed came into force (with respect to the first Profit Share Account) or (ii) from the first date of each calendar month until the last day of such calendar month (with respect to any other Profit Share Account). Each Profit Share Account shall be prepared in accordance with the provisions of this Part 1 of Schedule 2 and shall be delivered to all Members and the Board of Directors as soon as practicable following (and in any event within 60 Business Days of) the end of the relevant calendar month.

2.	If within 20 Business Days following the delivery of a Profit Share Account to the Board of Directors, no member of the Board of Directors has given written notice to the LLP or the remainder of the Board of Directors of his objection to the Profit Share Account (which notice shall state in reasonable details the basis of the objection) then a Profit Share Account shall be binding and conclusive on the LLP and the Members.

3.	If a member of the Board Directors gives the LLP or the remainder of the Board of Directors written notice of his objection to a Profit Share Account within 20 Business Days following delivery of a Profit Share Account to the Members and if the Board of Directors fails to agree on the issues outstanding with respect to the determination of a Profit Share Account within 15 Business Days after receipt of the notice of objection, the Board of Directors may at any time after that date refer the matter or matters in dispute to such independent firm of chartered accountants as they shall agree or, in default of agreement within 10 Business Days of any proposal for the appointment of such accountants, as shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of a member of the Board of Directors.

4.	The independent firm of chartered accountants referred to in paragraph 3 shall determine the matter or matters in dispute acting as experts not as arbitrators and their decision shall be final and binding. Such independent firm of chartered accountants shall be instructed to deliver their determination in writing, as soon as practicable, to the Board of Directors. The fees of such independent firm of chartered accountants shall, unless determined otherwise by the independent firm of chartered accountants, be borne by the LLP.

5.	The Board of Directors shall instruct any independent firm of chartered accountants appointed under paragraph 3 to determine only the particular aspect of the preparation of a Profit Share Account in dispute and, accordingly, such accountants shall not determine or adjust any other matter or have regard to any fact not directly relating to the matter in dispute.

Part 2
Division of Income Profits

1.	Within 10 Business Days of each Profit Share Account being agreed or determined in accordance with Part 1 of this Schedule, the LLP shall divide the Income Profits for the period for which the Profit Share Account was prepared as follows:

1.1	the Ordinary Members Percentage shall be allocated to the Ordinary Members; and

1.2	the remainder shall be allocated to the Corporate Member.

For these purposes “Ordinary Members Percentage” means the percentage of the Income Profits which are to be divided amongst the Ordinary Members as determined by the Board of Directors in its absolute discretion, provided that such percentage shall not exceed fifty per cent (50%) of the Income Profits.

2.	Subject to paragraph 3 below, the Income Profits allocated to the Ordinary Members pursuant to paragraph 1.1 above, shall be applied in the following order of priority:

2.1	first, in paying to each applicable Ordinary Member, his Base Amount for that period and if there is a shortfall, the profits shall be divided among the applicable Ordinary Members in proportion to each such Ordinary Member’s Base Amount;

2.2	second, in paying to each applicable Ordinary Member, his Trading Cash Amount for that period and if there is a shortfall, the profits shall be divided among the applicable Members in proportion to each such Ordinary Member’s Trading Cash Amount for that financial year; and

2.3	third (but subject to paragraphs 5 and 6 of this Part 2), in paying (or procuring payment) to each applicable Ordinary Member or Outgoing Member his Silo Amount for that period, and if there is a shortfall the profits shall be divided among the applicable Ordinary Members and any applicable Outgoing Members in proportion to each such Ordinary Member’s or Outgoing Member’s Silo Amount for that financial year; and

2.4	fourth (but subject to paragraph 5 of this Part 2), the remaining balance shall be divided as the Board of Directors shall determine from time to time in its absolute discretion.

3.	If any of the Base Amount, Trading Cash Amount or Silo Amount for any Ordinary Member is less than zero then the Income Profits allocable to that Ordinary Member in respect of paragraphs 2.1, 2.2 and 2.3 shall be the net total of such Base Amount, Trading Cash Amount and Silo Amount provided that the amount so allocated will never be less than zero.

4.	Following any Sale, the LLP shall pay (or procure payment to) each applicable Ordinary Member and any applicable Outgoing Member his Sale Amount following any division or payment pursuant to paragraph 1 above.

5.	Subject to the order of priority set out in paragraphs 2 to 4 above, each Ordinary Member’s (or, where applicable, Outgoing Member’s) entitlement to the profits of the LLP (including his entitlement to any Base Amount, Trading Cash Amount and/or Silo Amount) [or to any Sale Amount] is as set out in (and, for the purposes of this paragraph 5, such terms are as defined in) that Ordinary Member’s Offer Letter and such amounts shall be paid to that Ordinary Member in accordance with his Offer Letter.

6.	The Members agree that a proportion of the profits remaining (if any) after the allocation of the amounts to the Corporate Member pursuant to paragraphs 1.1 and 1.2 above and of the Base Amount and Trading Cash Amount due to each Ordinary Member in accordance with paragraph 2 above (such proportion as determined by the Board of Directors in its absolute discretion), in respect of any financial year may be retained by the LLP as working capital.

Part 3
Drawings

1.	On the 25th day of the each month or the next Business Day where that date is not a Business Day (or such other day as the Designated Members shall determine), each Ordinary Member may draw on account of his Base Amount, such sum as the Board of Directors may determine in accordance with that Member’s Offer Letter and paragraph 1 of Part 2 of Schedule 2 (the “Monthly Drawings”).

2.	The Corporate Member may draw on account of its profit entitlements, such sums and at such time as the Board of Directors may determine.

3.	If any Member withdraws funds in excess of his or its agreed profit share (pursuant to this Schedule 2) for an accounting year, that Member shall repay the excess drawings to the LLP immediately.

Schedule 3
Board of Directors

1.	The LLP shall have a Board of Directors which shall be entitled and required to carry out the functions ascribed to it in this Deed.

2.	The Board of Directors shall be comprised of such representatives of the Corporate Member and Ordinary Members as are appointed by the Corporate Member from time to time (the “Directors”). The number of Directors shall be five (5).

3.	The Corporate Member shall have absolute discretion to appoint or remove the Directors and currently has appointed the following persons:

3.1	Dierk Reuter and Matthew Wilhelm (each, a “Founder Directors”); and

3.2	three representatives of FXCM Inc. (each, an “FX Director”).

4.	Subject to paragraphs 5 and 6, the Board of Directors may regulate their proceedings as they see fit, provided that any Director may call a meeting of the Board of Directors. There shall be no requirement for the Board of Directors to hold a meeting except where there is a Reserved Matter for consideration.

5.	The Founder Directors shall have general managerial day-to-day control of the LLP (provided that this shall not extend to any activities that would exceed any monetary or other limits in the most recently approved annual budget of the LLP) and any notice, consent, resolution, approval or other decision to be made by the Board of Directors pursuant to this Deed, except in relation to any Reserved Matter, may be made by mutual agreement of the Founder Directors, including:

5.1	day-to-day decision making;

5.2	appointing or terminating the LLP's officers, employees, consultants or any other staff member or service providers;

5.3	determining and varying any allocation of profit sharing to Ordinary Members;

5.4	determining any expenditures;

5.5	determining any matters relating to compliance;

5.6	making any decision relating to use and protection of Intellectual Property;

5.7	managing and initiating any relationship with brokers, exchanges/ECNs, service providers and any other counterparties;

5.8	determining the amount of working capital to be retained by the LLP;

5.9	determining the strategic directions of the LLP; and

5.10	approving any licensing or other agreements with any parties which are related to the Corporate Member.

6.	The quorum at meetings of the Board of Directors shall be two Directors, provided that at least one of the Founder Directors and one FX Director are present. Subject to paragraph 5, at any meeting of the Board of Directors each Director shall have one (1) vote and decisions shall be passed by a majority of the Directors in attendance. Any notice, consent, resolution, approval or other decision relating to a Reserved Matter, may only be made, given or otherwise effected with the prior approval of both of the Founder Directors and an FX Director.

7.	The following matters shall be “Reserved Matters”:

7.1	approval of the LLP's annual budgets (and any changes to any such annual budgets);

7.2	admission of any new members to the LLP, except for Hula Leap Ltd (or any entity designated by Hula Leap Ltd);

7.3	any non-trading investments by the LLP for an amount exceeding US$500,000;

7.4	the LLP having net open positions with all brokers in aggregate which at any time exceed US$ 150,000,000 or such other limit as FXCM Holdings LLC may need to comply with any financial covenants by which FXCM Holdings LLC or its Affiliates is bound; provided that such limit shall not be lower than US$ 100,000,000 unless reduced because of restrictions required by a third party such as a secured lender or regulator to the LLP, FXCM Holdings LLC or its Affiliates;

7.5	any material communication made by or on behalf of the LLP with the FSA or any other entity which has the power to regulate or supervise the activities of the Company or the LLP; and

7.6	any change from 31 December to the accounting reference date of the LLP;

EXECUTED as a DEED for	)
and on behalf of LUCID	)
MARKETS TRADING	)
LIMITED by ____________,	)
its director, in the presence of:	)

Witness
Signature:
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
[Ordinary Member 1] in the	)
presence of:	)

Witness
Signature:
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
[Ordinary Member 2] in the	)
presence of:	)

Witness
Signature:
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
[Ordinary Member 3] in the	)
presence of:	)

Witness
Signature:
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
[Ordinary Member 4] in the	)
presence of:	)

Witness
Signature:
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
LUCID MARKETS LLP	)
acting by two Members,	)
_________________ and	)
_________________	)